UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2006

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01	Entry Into a Material Definitive Agreement.

Purchase Agreement

Advanced Medical Optics, Inc. (“AMO”) has entered into a purchase agreement, dated June 7, 2006 (the “Purchase Agreement”), with Goldman Sachs & Co. (“Goldman Sachs”), Banc of America Securities LLC, UBS Securities LLC, Citigroup Global Markets Inc. and PNC Capital Markets LLC, as the initial purchasers (collectively, the “Initial Purchasers”), under which AMO agreed to sell $450 million aggregate principal amount of 3.25% Convertible Senior Subordinated Notes due 2026 (plus up to an additional $50.0 million aggregate principal amount at the option of the Initial Purchasers) in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Act”). Under the Purchase Agreement, the Initial Purchasers may resell the Notes to qualified institutional buyers in reliance on Rule 144A under the Act, at a price equal to 100% of the aggregate principal amount.

On June 8, 2006, the Initial Purchasers exercised their option in full to purchase additional notes. The sale of $500 million aggregate principal amount of the notes to the Initial Purchasers was completed on June 13, 2006. AMO’s net proceeds from the sale of the notes are estimated to be approximately $487.0 million after deducting the discount to the Initial Purchasers and estimated offering expenses. AMO will use the net proceeds of the offering, and borrowings under its senior credit facility, to purchase $500 million worth of shares of its common stock, as well as to purchase up to $100 million aggregate principal amount of its outstanding convertible notes through privately negotiated repurchases. The common stock is being purchased through an accelerated share repurchase arrangement described below.

Indenture

The notes were issued pursuant to, and are governed by, an indenture, dated June 13, 2006 (the “Indenture”), between AMO and U.S. Bank, National Association, as trustee (the “Trustee”). The notes mature on August 1, 2026, unless earlier redeemed, repurchased or converted. The notes are AMO’s general unsecured senior subordinated obligations and rank contractually equal with AMO’s other subordinated obligations, including its outstanding 1.375% convertible senior subordinated notes due 2025 and its outstanding 2.50% convertible senior subordinated notes due 2024.

AMO will pay interest on the notes at an annual rate of 3.25% on February 1 and August 1 of each year, beginning February 1, 2007. In addition, beginning with the six-month interest period commencing August 1, 2014, AMO will pay contingent interest in cash during any six-month interest period in which the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes. During any interest period when contingent interest is payable, the contingent interest payable per $1,000 principal amount of notes will equal 0.25% of the average trading price of $1,000 principal amount of notes during the five trading days immediately preceding the first day of the applicable six-month interest period.

Each $1,000 principal amount of the notes will be convertible into cash or, under certain circumstances set forth in the Indenture, cash and shares of AMO common stock. The initial conversion rate is 16.7771 shares of AMO’s common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $59.61 per share), subject to adjustment as provided in the Indenture. Prior to July 1, 2014, the notes will be convertible only during specified periods under the following circumstances: (i) during the five business days after any five consecutive trading-day period in which the trading price per $1,000 principal amount of the notes for each day of such measurement period was less than 98% of the conversion value, which equals the product of the closing sale price of AMO common stock and the conversion rate then in effect, (ii) during any fiscal quarter after the fiscal quarter ending September 30, 2006, if the last reported sale price of AMO common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding fiscal quarter, (iii) upon the occurrence of a fundamental change, as defined in the Indenture, or (iv) during prescribed periods upon the occurrence of certain corporate events such as a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of AMO’s property and assets, in each case pursuant to which AMO common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change. On and after July 1, 2014, to (and including) the trading day preceding the maturity date, subject to prior redemption or repurchase, the notes will be convertible into cash and, if applicable, shares of AMO common stock regardless of the foregoing circumstances.

AMO may redeem some or all of the notes for cash on or after August 4, 2014, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest. Each holder may require AMO to repurchase its notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, on August 1, 2014, August 1, 2017, August 1, 2021, or at any time prior to their maturity upon the occurrence of a fundamental change.

The Indenture contains customary events of default with respect to the notes, including failure to make required payments, failure to comply with certain agreements or covenants, acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the notes. If any other event of default under the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare the acceleration of the amounts due under the notes.

The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture which is included as Exhibit 10.1 to this report.

Accelerated Share Repurchase Arrangement

AMO and Goldman Sachs have entered into a Master Confirmation and a Supplemental Confirmation, each dated June 7, 2006 (together, the “ASR”), which evidence an accelerated share repurchase arrangement under which AMO has agreed to purchase shares of its common stock from Goldman Sachs for an aggregate purchase price of $500 million. Pursuant to the ASR, Goldman Sachs will deliver to AMO, in the aggregate, a minimum of approximately 10.1 million shares and a maximum of approximately 11.3 million shares, depending on the volume weighted average price per share during a calculation period beginning June 14, 2006 and ending not later than March 7, 2007. Under the ASR, Goldman Sachs delivered 6.1 million shares on June 13, 2006, and will deliver approximately 4 million shares on June 20, 2006 and any additional shares at the end of the calculation period. Repurchased shares will be retired upon delivery to AMO.

Registration Rights Agreement

In connection with the sale of the notes, AMO entered into a Registration Rights Agreement, dated June 13, 2006 (the “Registration Rights Agreement”), with the Initial Purchasers. Under the Registration Rights Agreement, AMO has agreed to use its reasonable best efforts to file with the Securities and Exchange Commission within 90 days of the date thereof a shelf registration statement with respect to the resale of the notes and the shares of AMO common stock, if any, issuable upon conversion of the notes, and to have the shelf registration statement declared effective within 180 days after the original issuance of the notes. If AMO fails to comply with certain of its obligations under the Registration Rights Agreement, it will be required to pay additional interest on the notes.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement which is included as Exhibit 10.2 to this report.

Certain Relationships

The Trustee and its affiliates, as well as certain of the Initial Purchasers and their respective affiliates, have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for AMO, for which they received or will receive customary fees and expenses. Affiliates of the Initial Purchasers are lenders under AMO’s senior credit facility, with the Trustee acting as administrative agent for the facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Report is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Report is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

Exhibits
10.1	Indenture, dated as of June 13, 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee.

10.2	Registration Rights Agreement, dated as of June 13, 2006, among Advanced Medical Optics, Inc., Goldman Sachs & Co., Banc of America Securities, UBS Securities LLC, PNC Capital Markets LLC, and Citigroup Global Markets Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 13, 2006	ADVANCED MEDICAL OPTICS, INC.

	By:	/s/ Aimee S. Weisner
	Name:	Aimee S. Weisner
	Title:	Corporate Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.
10.1	Indenture, dated as of June 13, 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee.

10.2	Registration Rights Agreement, dated as of June 13, 2006, among Advanced Medical Optics, Inc., Goldman Sachs & Co., Banc of America Securities, UBS Securities LLC, PNC Capital Markets LLC, and Citigroup Global Markets Inc.

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